EXHIBIT 20


                                              FOR IMMEDIATE RELEASE

CONTACT:

Cathleen Cogswell                             Joel Herskovits
INFOSAFE SYSTEMS, INC.                        Gordon H. Wolfe
(212) 867-7200                                Stephen D. Axelrod, CFA
                                              WOLFE AXELROD ASSOCIATES
                                              (212) 370-4500, (212) 370-4505 fax
                                              E-mail:  76015.440@compuserve.com

                INFOSAFE SYSTEMS, INC. APPOINTS ARTHUR R. MEDICI
                    AS PRESIDENT AND CHIEF EXECUTIVE OFFICER

               NEW YORK, NEW YORK, DECEMBER 4, 1996 -- INFOSAFE SYSTEMS, INC. (NASDAQ SmallCap Market: ISFEU, ISFEA) today announced the appointment of Arthur
R. Medici as President and Chief Executive Officer. Mr. Medici has most recently been President of the North American division of Derwent Information, Ltd., a producer of international patent abstracts and information formatted for print, CD-ROM and digital online delivery. Prior to jointing Derwent, Mr. Medici was Senior Vice President at Thomson & Thomson. Both companies are subsidiaries of the Thomson Corporation's Intellectual Property Resources Group.

Thomas H. Lipscomb, who was appointed Chairman of INFOSAFE SYSTEMS with the appointment of Mr. Medici, said "Arthur Medici is a seasoned professional with an excellent record in sales, technology and implementing focused strategic planning. His accomplishments at the Thomson Corporation include strongly enhancing market development plans and extending the company's product line. At Thomson, Medici consolidated three dysfunctional companies into a streamlined $33 million operation in seven months. At Autographix, he was responsible for alliances with Eastman Kodak, Agfa and Computer Associates, almost quadrupling sales in three years, from $9 million to $35 million. INFOSAFE SYSTEMS is pleased to have Arthur Medici with us."

Before Thomson, Mr. Medici held positions as Vice President of Sales and Service at Autographix, Director of Sales at NEC Information Systems, and managed the Marketing Staff for the Communications Industry at IBM.

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Founded in 1991, INFOSAFE SYSTEMS, INC. develops, markets and support proprietary distribution systems that protect and meter the use of valuable digital information, in any format, that can be stored and displayed or used locally, and updated and audited remotely. It became a publicly traded company in January 1996. INFOSAFE'S technology has received several industry awards from Seybold, Advertising Age and Publish Magazine, as well as two U.S. patents.

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